Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2026, relating to the consolidated financial statements of Forum Energy Technologies, Inc. and the effectiveness of Forum Energy Technologies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Forum Energy Technologies, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP
Houston, Texas
August 28, 2026